Exhibit 10.3

NON-SOLICITATION AGREEMENT

This Non-Solicitation Agreement is made and entered into as of January 8, 2007, by WinWin Gaming, Inc., a Delaware corporation (“WinWin”), in favor of and for the benefit of Solidus Networks, Inc., a Delaware corporation (“Solidus”).

Recitals

A.                                    WinWin and Solidus are engaged in negotiations concerning a potential strategic transaction between the parties.

B.                                    WinWin is executing and delivering this Agreement in consideration of, and in order to induce, Solidus’s continued participation in such negotiations.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

1.                                      WinWin shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal. Between the date of this Agreement and 11:59 p.m. PST on the date that is thirty (30) days after the date of this Agreement (the “No-shop Period”), WinWin shall not, directly or indirectly, nor shall WinWin authorize or permit any Representative of WinWin directly or indirectly to, (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any information regarding WinWin to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (d)  approve, endorse or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, WinWin acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of WinWin, whether or not such Representative is purporting to act on behalf of any of WinWin, shall be deemed to constitute a breach of this Section 1 by WinWin.

2.                                      During the No-shop Period, WinWin shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Solidus orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to WinWin (including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person during the No-shop Period.  WinWin shall keep Solidus fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

3.                                      WinWin agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which WinWin is a party or under which WinWin has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Solidus.

4.                                      As used herein, the following terms have the meanings ascribed to them below:

(a)                                  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Solidus) contemplating or otherwise relating to any Acquisition Transaction.

(b)                                  “Acquisition Transaction” shall mean any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of WinWin; (ii) the issuance, disposition or acquisition of (A) any capital stock or other equity security of WinWin (other than WinWin’s Common Stock issued to employees of WinWin upon exercise of WinWin’s options in routine transactions in accordance with WinWin’s past practices), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of WinWin, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of WinWin; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving WinWin.

(c)                                  “Representatives” shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

5.                                      Attorneys’ Fees.  If any legal action relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.                                      Notices.  Any notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered (a) personally by hand or by courier, (b) mailed by United States first-class mail, postage prepaid or (c) sent by facsimile, to a party’s address or facsimile number as follows:

if to WinWin:

WinWin Gaming, Inc.
8687 West Sahara, Suite 201
Las Vegas, NV 89117
Tel:   (702) 212-4530
Fax:  (702) 212-4553
Attention:  Patrick Rogers

with a copy to:

Thelen Reid & Priest LLP
701 Eighth Street, N.W.
Washington, D.C.  20001
Tel:   202.508.4281
Fax:  202.654.1804
Attention:  Louis A. Bevilacqua

if to Solidus:

Solidus Networks, Inc.
101 Second Street, Suite 1100
San Francisco, California  94105
Tel:   (415) 281-2200
Fax:  (415) 281-2202
Attention:  Steven L. Zelinger

with a copy to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA  94111
Tel:   (415) 693-2000
Fax:  (415) 693-2222
Attention:  Kenneth L. Guernsey

or at such other address or facsimile number as a party may designate by giving at least ten days’ advance written notice to the other party.  All such notices and other communications shall be deemed given upon (a) receipt or refusal of receipt, if delivered personally, (b) three days after being placed in the mail, if mailed, or (c) confirmation of facsimile transfer, if faxed.

7.                                      Counterparts; Exchanges by Facsimile.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and provisions of this Agreement.

8.                                      Governing Law.

(a)                                  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)                                  Any legal action relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in San Francisco, California.

9.                                      Waiver.

(a)                                  No failure on the part Solidus to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Solidus in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                  Solidus shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Solidus; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.                               Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Solidus and WinWin.

11.                               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree (a) that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and (b) that this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.                               Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

13.                               Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                                  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

In Witness Whereof, WinWin has caused this Agreement to be duly executed and delivered as of the date first written above.

WinWin		WinWin Gaming, Inc.
a Delaware corporation

		By:	/s/ Patrick Rogers

		Printed Name:	Patrick Rogers

		Title:	President / CEO

Accepted and Acknowledged by:

Solidus Networks, Inc.
a Delaware corporation

By:	/s/ Steve Zelinger

Printed Name:	Steve Zelinger

Title:	General Counsel / Executive Vice President

[SIGNATURE PAGE TO NON-SOLICITATIOIN AGREEMENT]